Exhibit 15.12

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form F-1 (Registration No. 333-194519) and in the Registration Statement on Form F-3 (Registration No. 333-172122) and in the Registration Statement on Form S-8 (Registration No. 333-117509, No. 333-130852, No. 333-136684 and No. 333-152820) filed by Elbit Imaging Ltd. of our auditors report dated April 25, 2018, relating to the consolidated financial statements of Elbit Imaging Ltd. as of December 31, 2016 and 2017.

/s/ KOST FORER GABBAY & KASIERER

KOST FORER GABBAY & KASIERER

A member of Ernst & Young Global

Tel-Aviv, Israel

April 25, 2018